ACCOUNTANTS' CONSENT


To the Directors of
GST USA, Inc.

We consent to the use of our report, dated December 8, 1994, included in the Registration Statement on Form S-4, dated Octber 9, 1997, of GST Telecommunications, Inc. (formerly Greenstar Telecommunications Inc.), GST USA, Inc. and GST Equipment Funding, Inc. and to the reference to our firm as experts in the Registration statement.


/s/ KPMG

Chartered Accountants

Vancouver, Canada

October 9, 1997